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                          MARSICO CAPITAL MANAGEMENT, LLC
                          PERSONAL TRADING CODE OF ETHICS


I.   INTRODUCTION AND OVERVIEW

     In our efforts to ensure that Marsico Capital Management, LLC ("MCM") develops and maintains a reputation for integrity and high ethical standards, it is essential not only that MCM and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. MCM's Personal Trading Code of Ethics (the "Code") is designed to help ensure that we conduct our business consistent with these high standards.

     As a registered investment adviser, MCM and its employees owe a fiduciary duty to our clients that requires each of us to place the interests of our clients ahead of our own interests. A critical component of our fiduciary duty is to avoid potential conflicts of interest. Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of Fund shareholders and other Advisory clients of MCM. Please bear in mind that a conflict of interest can arise even if there is no financial loss to our clients and regardless of the employee's motivation. Many potential conflicts of interest can arise in connection with employee personal trading and related activities.

     The Code is designed to address and avoid potential conflicts of interest relating to personal trading and related activities and is based on three underlying principles:

(1) WE MUST AT ALL TIMES PLACE THE INTERESTS OF OUR SHAREHOLDERS (INCLUDING BOTH THE FUNDS AND PRIVATE ACCOUNTS) FIRST. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of MCM clients.

(2) WE MUST MAKE SURE THAT ALL PERSONAL SECURITIES TRANSACTIONS ARE CONDUCTED CONSISTENT WITH THE CODE AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICTS OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL'S POSITION OF TRUST AND RESPONSIBILITY.

(3) INVESTMENT COMPANY PERSONNEL SHOULD NOT TAKE INAPPROPRIATE ADVANTAGE
       OF THEIR POSITIONS. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Funds or MCM could call into question the exercise of your independent judgment.

     The Code contains a number of "rules" and procedures relating to personal trading by MCM officers, directors, employees and their families. It is your responsibility to

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become familiar with the Code and to abide by the Code. COMPLIANCE WITH THE
CODE IS A CONDITION TO YOUR EMPLOYMENT WITH MCM. Violations of the Code will be taken seriously and could result in sanctions against the violator, which sanctions can include termination of employment.

    As with all policies and procedures, the Code was designed to cover a myriad of circumstances and conduct; however, no policy can anticipate every potential conflict of interest that can arise in connection with personal trading. Consequently, you are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses in a particular situation, you must conduct your personal trading activities in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest. MCM reserves the right, when it deems necessary in light of particular circumstances, either to impose more stringent requirements on employees or to grant exceptions to the Code. Exemptions from the Code must be fully documented by the Compliance Department. Exemptions generally will be granted only where the Compliance Officer has determined that there would be no harm to MCM's client accounts as a result.

     Because governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, MCM reserves the right to modify any or all of the policies and procedures set forth in the Code. Should MCM revise the Code, you will receive written notification from the Compliance Officer. It is your responsibility to familiarize yourself with any modifications to the Code. IF YOU HAVE ANY QUESTIONS ABOUT ANY ASPECT OF THE CODE, OR IF YOU HAVE QUESTIONS REGARDING APPLICATION OF THE CODE TO A PARTICULAR SITUATION, CONTACT THE COMPLIANCE OFFICER OR THE GENERAL COUNSEL.

II.  PERSONS COVERED BY THE CODE

     The policies and procedures set forth in the Code apply to all officers, principals and employees (collectively, "MCM Employees") of MCM. The Code also applies to all temporary employees who work for MCM (together with MCM Employees, "Employees").

     The policies and procedures set forth in the Code also apply to all members of an Employee's immediate family, which for purposes of the Code refers to: (1) ANY PERSON LIVING IN THE EMPLOYEE'S HOUSEHOLD (whether or not related to you) and/or (2) ANY PERSON TO WHOSE FINANCIAL SUPPORT THE EMPLOYEE MAKES A SIGNIFICANT CONTRIBUTION (together with Employees, "Covered Persons"). The definition of "an Employee's immediate family" set forth in Clause (1) above shall not apply to any platonic roommates of an Employee.

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OUTSIDE DIRECTORS

     Special rules apply to non-interested directors of each of the Funds (the "Outside Directors"). An Outside Director is not subject to the personal trading ban, nor is he or she required to pre-clear personal trading transactions unless that Outside Director knew, or in the ordinary course of the fulfillment of his or her official duties as a director of one of the Funds, should have known that during the 15-day period immediately preceding or after the date of a transaction in a security by the Outside Director that such security was purchased or sold by a Fund or by MCM or that the purchase or sale of that security was considered by the Funds or by MCM. Outside Directors are not required to report to MCM their personal securities transactions on a quarterly basis, nor are they required to report to MCM their holdings on an annual basis.

III. PROHIBITION ON PERSONAL TRADING

     Personal investing by investment personnel and investment management firm employees can create potential conflicts of interest and the appearance of impropriety. Further, MCM believes that the personal investing activities of its employees can distract from our service to our clients by diverting resources and/or opportunities from the management of our clients' accounts. Consequently, MCM has determined generally to PROHIBIT personal trading by Covered Persons. This means that unless a Covered Person's proposed transaction is an Exempted Transaction, Covered Persons are prohibited from acquiring securities for their own accounts. Securities exempted from the policies and procedures of the Code are described in Section IV of the Code.
Section V of the Code sets forth the procedures to follow when selling securities that were acquired by the Covered Person prior to his or her association with MCM.

IV.  EXEMPTED TRANSACTIONS

     The policies and procedures set forth in the Code regarding personal investing apply to ALL personal securities transactions by Covered Persons, unless such transaction is an Exempted Transaction, as defined below. IF YOU HAVE ANY DOUBT AS TO THE APPLICABILITY OF THE CODE TO A PARTICULAR TRANSACTION, CONTACT THE COMPLIANCE OFFICER OR THE GENERAL COUNSEL.

     The Code (including the general prohibition on personal trading, the Preclearance procedures and the reporting requirements) does not apply to the following types of transactions, which are referred to as "Exempted Transactions." As a result, Covered persons may engage in Exempted Transactions without following the procedures set forth in the Code. Exempted Transactions are personal securities transactions by Covered Persons in the following:

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     1. Shares of registered open-end mutual funds and money market funds
(please note that shares of closed-end investment companies are not included in the definition of Exempted Transactions);

     2. Treasury bonds, Treasury notes, Treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. government;

     3. Debt instruments issued by a banking institution, such as bankers' acceptances and bank certificates of deposit;

     4. Commercial paper;

     5. Foreign currency;

     6. Municipal bonds and notes;

     7. Interests in MCM unregistered investment companies (e.g., Marsico Aggressive Global Opportunities, L.P. and Marsico Aggressive Global Opportunities II, L.P.);

     8. Transactions in derivatives based on any of the above-listed securities;

     9. Non-volitional transactions in which the Covered Person does not exercise investment discretion at the time of the transaction (e.g., calling of a security by the issuer, automatic exercise or liquidation of an in-the-money derivative instrument upon expiration pursuant to exchange rules, non-volutional receipt of gifts out of the control of the Covered Person);

    10. Acquisitions of securities through dividend reinvestment plans (note that additional shares offered at no commission charges are not permitted to be purchased by Covered Persons) and acquisitions of securities through the exercise of rights that are offered pro rata to all shareholders;

    11. Exercise of options received pursuant to an employment arrangement, provided that the sale of the securities received upon exercise of the options are subject to the Code;

    12. Receipt of securities or options pursuant to an employment arrangement;

    13. Acquisition of securities by a Covered Person of the securities of the Covered Person's employer or an affiliate thereof; and

    14. Initial start-up investments in operating companies for which a Covered Person is a founding member or an executive officer, provided that the Covered Person is not an employee of MCM.

     Additionally, transactions in accounts ("Special Accounts") over which the Covered Person exercises no direct or indirect influence or control may be excluded from

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the Code (and treated as Exempted Transactions) PROVIDED THAT PRIOR APPROVAL
FOR EXCLUSION FROM THE CODE IS OBTAINED BY MCM BY NOTIFYING, AND DISCUSSING THESE ACCOUNTS WITH THE COMPLIANCE OFFICER. An account will be deemed a Special Account provided ALL of the following conditions are met:

     - The Covered Person disclosed to the Compliance Officer the existence of the Special Account and allows the General Counsel to review, upon his or her discretion, the governing documents of such Special Account;

     - The Covered Person establishes to the satisfaction of the General Counsel that he or she has no direct or indirect influence or control over the Special Account or over investment decisions made for the Special Account;

     - The Covered Person completes the attached Special Account
Certification on an annual basis, or such other certification that the General Counsel may deem acceptable;

     - The Covered Person establishes to the satisfaction of the General Counsel that he or she provides no investment advice to the person(s) who directly or indirectly influence or control the investment decisions for the Special Account ("Control Persons");

     - The Covered Person does not disclose to the Control Persons any action that MCM may take, or has or has not taken, or any MCM consideration of any action with respect to that security; and

     - The Covered Persons do not disclose to the Covered Person any action such Control Persons may or may not take or any action under consideration with respect to any transaction for the Special Account until after such decisions have been made and fully executed.

     If you have a Special Account and you feel that an exception from compliance with the Code is warranted, please see the Compliance Officer. Determinations as to whether exception from the Code will be granted, will be made on a case-by-case basis. Depending on all of the facts and circumstances, MCM reserves the right to require additional procedures to be followed, as MCM deems necessary or appropriate. Further, MCM reserves the right at any time, in the discretion of the General Counsel, to require compliance with all or parts of the Code or to revoke the exception at any time.

     IF YOU HAVE ANY QUESTIONS ABOUT WHETHER A PARTICULAR TRANSACTION QUALIFIES AS AN EXEMPTED TRANSACTION, CONTACT THE COMPLIANCE OFFICER OR THE GENERAL COUNSEL.

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V.   PROCEDURES FOR SELLING SECURITIES

     Although Covered Persons may sell securities that they acquired prior to their association with MCM, they must do so following certain procedures designed to avoid the potential conflicts of interest that can arise when selling their own holdings. These procedures include preclearing the transaction, holding the security for a certain length of time, and following a black-out period around client trades. Please note that these procedures DO NOT APPLY TO EXEMPTED TRANSACTIONS (as defined above in Section IV).

PRECLEARANCE: Before a Covered Person sells securities that he or she acquired prior to his or her association with MCM, the Covered Person must complete a Preclearance Form, a sample of which is attached to the Code. A written Preclearance Form must be completed for all disposition transactions, unless it qualifies as an Exempted Transaction. MCM will treat the preclearance process as confidential and will not disclose the information divulged during the preclearance process except as required by law or for appropriate business purposes.

     In reviewing preclearance requests for the acquisition of a private placement, the Compliance Officer or General Counsel must take into account such factors as whether the investment opportunity should be reserved for client accounts, including the investment companies for which MCM serves as investment adviser.

     The Covered Person cannot sell the security in question until he or she receives written authorization from MCM to do so. Preclearance requests will be reviewed by the Compliance Officer or General Counsel as quickly as possible. Please remember that preclearance is not automatically granted for every trade. For example, if MCM is considering the purchase of the security in question for client accounts, preclearance may be denied until the client order is completed.

     Once preclearance is granted, it is valid only until the close of the next business day and for the particular security and the particular amount indicated on the Preclearance Form. For example, the Covered Employee may not increase the size of the transaction without completing a new Preclearance Form and without receiving written authorization (the Covered Employee may, however, decrease the size of the transaction without obtaining new authorization).

    FAILURE TO OBTAIN PRECLEARANCE FOR A DISPOSITION OF PERSONAL SECURITIES IS A SERIOUS BREACH OF MCM'S RULES AND WILL BE TREATED AS SUCH. Violations of the preclearance requirement may subject the Employee to disciplinary action, up to and including termination of employment. Failure to obtain preclearance may also result in the trade being canceled with the Covered person bearing any losses that occur. Any profits that result in an unauthorized trade will be donated to a charity predesignated by MCM.

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    The persons who are authorized to sign the Preclearance Form are set forth below. This list is subject to change.

          Compliance Officer
          General Counsel
          Vice President of Client Services

HOLDING PERIOD: As a general principle, personal securities transactions should be for investment purposes and not for the purposes of generating short-term profits. As a result, Covered Persons generally will be prohibited from selling a security that he or she acquired within the previous 60 days. This policy generally is relevant within the first 60 days of a Covered Person's association with MCM and means, for example, that if a Covered Person acquired a security within 60 days prior to association with MCM, he or she will not be permitted to sell the security until it has been held for at least 60 days.

BLACKOUT PERIOD: Covered Persons will not be able to sell personal securities holdings for either three days before or three days after a client trade in the same or equivalent security. MCM recognizes that the application of the blackout period during the period before a client trade can lead to certain procedural difficulties and may result in inadvertent violations of the Code. Nonetheless, MCM has determined that the blackout period is an effective way to avoid even the appearance of impropriety. Consequently, employees carefully should consider the potential consequences of the blackout period before determining to sell personal holdings in securities that MCM holds, or might consider holding, in client accounts.

     If a previously entered Covered Person's sale transaction falls within the applicable blackout period, the Covered Person must try to cancel the transaction. If the transaction can be canceled prior to settlement, the Covered Person should do so, at the Covered Person's expense. If the transaction cannot be canceled prior to settlement, then the Covered Person must disgorge any resulting profits to MCM, who will in turn donate them to a pre-designated charity.

     The blackout period does not apply to transactions which qualify as Exempted Transactions (as defined above). If you have any question as to the application of the blackout period, contact the Compliance Officer or the General Counsel.

VI.  REPORTS AND CERTIFICATIONS REGARDING PERSONAL SECURITIES TRANSACTIONS

     PERSONAL HOLDINGS REPORTS: In order to address potential conflicts of interest that can arise when a Covered Person disposes of a security acquired prior to his or her association with MCM and to help ensure compliance with the Code, all Covered Persons must provide MCM with a list of all securities holdings (the "Personal Holdings List") in which they have a beneficial interest (other than interests in Exempted Transactions).


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This Personal Holdings List must be provided upon commencement of employment and updated annually thereafter.

     MCM is sensitive to Covered Persons' privacy concerns and will endeavor not to disclose the contents of a Covered Person's Personal Holdings List to anyone unnecessarily. To further protect the privacy of Covered Persons, the Personal Holdings List provides for Covered Persons to indicate a range of dollar values for each holding, rather than the exact dollar value of the holding.

     QUARTERLY TRANSACTION REPORTS: Pursuant to the federal securities laws for registered investment advisers and registered investment companies, Covered Persons must file a Quarterly Securities Transaction Report with MCM within 30 days after the end of each quarter. If no securities transactions occurred during the relevant quarter, a Report indicating that fact still must be filed with MCM.

     DUPLICATE BROKERAGE CONFIRMATIONS: To assist MCM in monitoring compliance with the Code, each Covered Person must instruct each broker-dealer with whom he or she maintains an account to send directly to the Compliance Officer a duplicate copy of all transaction confirmations generated by that broker-dealer for that account. A form of brokerage letter is attached to the Code. In order to help ensure that duplicate brokerage confirmations are received for all Covered Persons, each Covered Person is required to complete a Brokerage Account Form annually.

     CERTIFICATION OF COMPLIANCE: Each Employee will be required to certify that he or she has read, understands and has complied with (or in the case of a newly hired employee, will comply with) the Code. This Certification of Compliance is required upon commencement of employment and annually thereafter.

VII. MISCELLANEOUS

     Certain activities, while not directly involving personal trading issues, nonetheless raise similar potential conflict of interest issues and are appropriate for inclusion in the Code.

     SERVICE ON BOARDS: MCM Employees are prohibited form serving on the board of directors of any for-profit company or organization without the prior, written approval of the General Counsel. Such approval will only be granted when MCM believes that such board service will be consistent with the interests of MCM's clients. If board service is authorized, appropriate procedures will be developed to ensure that confidential information is not obtained or used by the MCM Employee or by MCM.

     GIFTS: On occasion you may be offered, or may receive, gifts from clients, brokers, vendors to other persons not affiliated with MCM. The receipt of extraordinary or extravagant gifts from such persons is not permitted. Gifts of a nominal value (i.e., gifts the reasonable value of which is no more than $100 annually from one person), and customary business meals and entertainment (e.g., sporting events) at which both you and

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the giver are present and promotional items (e.g., pens, mugs) may be received. You may not, however, solicit any gifts.

     You may not give any gift with a fair market value in excess of $100 per year to persons associated with securities or financial organizations including exchanges, other member organizations, commodity firms, news media, or clients of the firm. You may provide reasonable entertainment to such persons, provided that both you and the recipient are present.

     You must never give or receive gifts or entertainment that would be embarrassing to either you or MCM if made public.

     ANNUAL BOARD REVIEW: The management of MCM annually will prepare a report to the Funds' boards that summarizes existing procedures concerning personal trading (including any changes in the Code), highlights violations of the Code requiring significant remedial action and identifies any recommended changes to the Code.

     SPECIAL CONSIDERATION REGARDING PRIVATE PLACEMENT INVESTMENTS: Where a MCM employee has acquired securities of an issuer through a private placement, either before his or her association with MCM or pursuant to the procedures described above, special consideration must be given if MCM subsequently seeks to purchase securities of the same issuer for one or more of its client accounts. Specifically, if the MCM employee who acquired the private placement plays a part in MCM's subsequent consideration of an investment in securities of the issuer of the private placement, then the MCM Employee's private placement investment must be disclosed to all clients for whom MCM is considering making the investment in securities of that issuer. In such circumstances, MCM's decision to purchase securities of the issuer should be subject to an independent review by investment personnel with no personal interest in the issuer.

VII. FORMS

     Attached to the Code are the following forms or documents:

     - MCM Preclearance Form;
     - Personal Holdings List;
     - Quarterly Transaction Report;
     - Form of Brokerage Letter;
     - Brokerage Account Form;
     - Certification of Compliance;
     - Special Account Certification; and
     - Annual Insider Trading Representation

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IX.  VIOLATIONS OF THE CODE

     MCM views violations of the Code to be a serious breach of the firm's rules. Consequently, any Employee who violates any policy or procedure contained in the Code is subject to sanctions, including termination of employment. Further, violations of the Code may constitute violations of federal and/or state laws and may be referred to the proper authorities upon discovery. IF YOU HAVE ANY QUESTIONS ABOUT ANY ASPECT OF THE CODE, CONTACT THE COMPLIANCE OFFICER OR THE GENERAL COUNSEL.

X.   EFFECTIVE DATE

     The Code is effective as of April 19, 1999.